EXHIBIT 10.12

Summary of Jeffrey R. Blom 2014 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $265,000 for Jeffrey R. Blom, with a bonus target of one hundred percent (100%) of his base salary. Mr. Blom is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.